Exhibit 10.1
Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119

April 1, 2019

Robert Eulau
[address redacted]

Dear Bob,

It is with great pleasure that we at Western Digital extend this offer of employment to you. Your position will be Executive Vice President and Chief Financial Officer of Western Digital Corporation, reporting to Stephen Milligan, in the Finance department. This position is exempt and will pay an annual base salary of $700,000 (US Dollar). This offer is contingent upon successful completion of all pre-employment criteria as outlined on Western Digital's Application for Employment, which you previously signed.

You will be eligible to participate in Western Digital's Short-Term Incentive (STI) Plan. The performance period is the company’s fiscal year. Your start date must be at least one month prior to the end of the fiscal year to be eligible to participate. The payout will be based on your eligible wages earned during the performance period. Funding will be based on corporate business results. Your participation will be based on your individual accomplishments and is contingent upon approval by the Compensation Committee of the Board of Directors. Your individual target bonus is 110% of your eligible earnings for each performance period.

You will also be eligible to receive awards under our annual long-term incentive (LTI) program. Contingent upon approval by the Compensation Committee of the Board of Directors, we will recommend a fiscal year 2020 LTI award with an approximate value of $4,000,000 (US Dollar). The LTI award will consist of 50% restricted stock units (RSUs) and 50% performance stock units (PSUs). The value of your annual LTI award and mix of RSUs, PSUs or other equity awards in future years is subject to change at the discretion of the Compensation Committee of the Board of Directors.

Contingent upon approval by the Compensation Committee of the Board of Directors, we will recommend a new hire RSU award with an approximate value of $2,000,000 (US Dollar), subject to Western Digital's Standard Terms and Conditions for restricted stock unit awards. This award value will be converted to a number (rounded down to the nearest whole number) of RSUs equal to (i) $2,000,000 (US Dollar), divided by (ii) the closing stock price of a share of the Company’s common stock as of the grant date of the award. These RSUs are to be settled in shares of Western Digital common stock at the time of vesting. Vesting will occur in substantially equal, annual installments on each of the next four (4) anniversaries of the date of grant. Please note that vesting will cease upon termination of your service with the Company or one of its subsidiaries.

You will receive a sign-on bonus of $500,000 (US Dollar), with $250,000 (US Dollar) payable within three weeks of your start date and $250,000 (US Dollar) payable within three weeks of the first anniversary of your start date, subject to your continued employment with Western Digital on the first anniversary of your start date. The sign-on bonus is considered taxable income to you.
As a condition of employment, immediately upon hire you will be required to sign an Employee Inventions and Confidentiality Agreement governing inventions, proprietary information and such other subject matter, which the company considers vital to protect its operation. Please also be advised that the company respects the confidential information and trade secrets of others and endeavors to comply with all laws regarding the use and protection of trade secret information. The company takes its obligations in this respect very seriously and expects the same from its employees. As you prepare to terminate your current employment, please ensure that all documents and property belonging to your employer are returned. This includes documents you may have prepared in the course of your employment and documents that may be in your home, on your home computer or in your car. The company does not want access to any confidential information belonging to your former employer and specifically directs you not to take this information with you or bring onto company premises. You are prohibited from using trade secret or confidential information or property of any previous employer or other person in connection with carrying out your job duties at Western Digital.

You are employed by the company on an at-will basis. This means that either you or the company may terminate the employment relationship at any time, for any reason, with or without cause. The at-will nature of your employment with the company can only be changed by an agreement in writing signed by you and the senior vice president of Human Resources. Furthermore, by accepting employment with the company, you warrant that you are not bound by the terms of an employment agreement with a third party that would preclude or limit your right to work for the company. You agree to provide the company with a copy of any and all agreements with a third party that contain any restrictions or obligations that conflict with, or are inconsistent with, the performance of your duties for the company.

As a senior leader in the organization you will not accrue vacation hours, but will coordinate your time off requests with your manager around the needs of the business. You will be eligible on your first day of employment for our benefits plan, which allows you to choose the coverage that fits your needs. You will also be eligible to join the Western Digital Corporation 401(k) Plan immediately. You will receive a complete benefits summary during your orientation on your first day of employment. Your position qualifies you for additional benefits provided exclusively to executives of your level including Financial Counseling Reimbursement and company paid life insurance up to 500,000.00 US Dollar (USD) (which may require an Evidence of Insurability).

Your first day of employment is tentatively scheduled for April 15, 2019. On your first day, we will conduct new hire orientation at our offices at 5601 Great Oaks Parkway, San Jose, CA 95119. At that time, you will be required to provide authentic documents that establish your identity and employment eligibility. Please refer to the List of Acceptable Documents provided.

Notwithstanding anything else contained herein to the contrary, this offer and your employment by Western Digital are subject to your appointment by the Board of Directors as Western Digital’s Executive Vice President and Chief Financial Officer.

If there are any questions of which I may be of assistance, please let me know.

Sincerely,
 /s/ Lori Sundberg

Lori Sundberg
Chief Human Resources Officer